Allegion plc
Incentive Stock Plan of 2013

Global Performance Stock Unit Award Agreement
For the 20XX - 20XX Performance Period
Dated as of [Grant Date] ("Grant Date")

Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a performance stock unit award (the “PSUs”) pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”), including the terms and conditions for Performance-Based Awards as set forth in Section 8(b) of the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Performance Stock Unit Award Agreement (“the Award Agreement”).
Each PSU that vests pursuant to the terms of this Award Agreement shall provide Participant with the right to receive one ordinary share of the Company (the “Share”) on the issuance date described in Section 6 below. The number of Shares subject to the PSUs, the performance and service vesting conditions applicable to such Shares, the date on which vested Shares shall become issuable and any further terms and conditions governing the PSUs shall be as set forth in this Award Agreement, including any country-specific terms set forth in the attached Appendix B for Participant’s country.

1.	Number of Shares.
The number of Shares subject to the PSUs at target performance level is [insert number of Shares subject to PSUs at target]. The maximum number of Shares subject to the PSUs is [insert maximum number of Shares subject to PSUs] Shares, provided, however, that the actual number of Shares that become issuable pursuant to the PSUs shall be determined in accordance with the fulfillment of certain performance conditions set forth in the attached Appendix A and the additional vesting requirements set forth in Section 5 below.

2.	Performance Period.
The performance period applicable to the PSUs is [insert performance period] (the “Performance Period”).

3.	Vesting.
Participant’s right to receive Shares subject to the PSUs shall vest in accordance with the performance conditions set forth in the attached Appendix A and subject to the additional vesting requirements set forth in Section 5 below.

4.	Dividend Equivalents.
Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each PSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated PSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated PSUs vest.

5.	Termination of Employment.
(a)Group Termination; Job Elimination / Change / Relocation
If Participant’s employment terminates involuntarily by reason of (i) a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”) or (ii) job elimination, substantial change in the nature of Participant’s position or job relocation, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
(b)Termination Due to Death or Disability
If Participant’s employment terminates by reason of death or disability, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions at target level performance and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
(c)Termination Due to Retirement
If Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), and unless Participant’s employment terminates for cause, as defined in Section 5(d) below, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
(d)Termination Due to Any Other Reason
If Participant’s employment terminates (i) for any reason or in any circumstances other than those specified in Sections 5 (a), (b) and (c) above or (ii) for cause in the circumstances specified in Section 5(c) above, all PSUs and any associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents. For purposes of this Section 5(d), “cause” shall mean (x) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (y) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (z) any material violation of the Company’s code of conduct, as in effect from time to time.

6.	Settlement.
On a date as soon as practicable following the end of the Performance Period, the Committee shall certify the extent to which the performance vesting conditions set forth in Appendix A have been met (the “Certification Date”). As soon as practicable thereafter, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested on the Certification Date, provided that Participant was employed by the Company or an Affiliate on the Certification Date (unless otherwise provided in Sections 5(a), (b) or (c) above). Notwithstanding the foregoing, the Committee has the sole discretion to make downward adjustments to the award amount determined pursuant to Appendix A, including an adjustment such that no Shares are issued to Participant, regardless of the fulfillment of the performance vesting conditions set forth in Appendix A. Notwithstanding the foregoing, if the Participant’s employment terminates in the circumstances set forth in Section 5(b) above, then on or as soon as practicable after such termination of employment, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested pursuant to such section. Shares issued pursuant to this Section 6 shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the PSUs unless and until such Shares have been issued to Participant.

7.	Change in Control.

In the event of a Change in Control, the treatment of the PSUs will be governed by the terms of the Plan.

8.	Responsibility for Taxes.
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon settlement of the PSUs. Alternatively, or in addition, in connection with any applicable taxable or tax withholding event, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company or the Employer,

(b)
withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) and/or

(c)	requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items;
provided, however, that if Participant is a Section 16 officer of the Company under the Act, the withholding methods described in this Section 8(a), (b) and (c) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares.
The Company may withhold for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

9.	Nature of Grant.
In accepting the PSUs, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of performance stock units, or benefits in lieu of performance stock units, even if performance stock units have been granted in the past;
(c)all decisions with respect to future performance stock unit grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the PSUs and the Shares subject to the PSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the PSUs and the Shares subject to the PSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;
(h)the PSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant's employment or service relationship (if any);
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any) or from cancellation of the PSUs or recoupment of any financial gain resulting from the PSUs as described in Section 16 below;
(k)for purposes of the PSUs, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any), and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of a Group Termination Event (or other termination described in Section 5(a) above), Retirement or termination due to death or disability, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PSUs (including whether Participant may still be considered to be providing services while on a leave of absence);
(l)unless otherwise provided in the Plan or by the Company, in its discretion, the PSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.

10.	No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11.	Data Privacy.
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other PSU grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the purpose of implementing, administering and managing Participant’s participation in the Plan and any other purposes permitted by the Employer’s applicable privacy notice.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor(“Data”) for the purpose of implementing, administering and managing the Plan and any other purposes permitted by the Employer’s applicable privacy notice.
Participant understands that Data may be transferred to UBS, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan and any other purposes permitted by the Employer’s applicable privacy notice. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant's employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant PSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, Participant agrees to provide any additional executed data privacy consent forms (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that he or she will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
Participant further understands and acknowledges that the processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, may not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan, which represents the legal basis for the processing and, in such cases, Participant understands and acknowledges that Company and Employer reserve the right to use such legal basis for processing.

12.	Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.	Insider Trading/Market Abuse Laws.
Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., PSUs) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.

14.	Country-Specific Terms and Conditions.
Notwithstanding any provisions in this Award Agreement, the PSUs and the Shares subject to the PSUs shall be subject to any special terms and conditions for Participant’s country set forth in the attached Appendix B. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Award Agreement.

15.	Imposition of Other Requirements.
This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.	Recoupment Provision.
In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the PSUs and (ii) recover all or a portion of the financial gain realized by Participant through the PSUs. Further, Participant agrees that the PSUs and any financial gain realized by Participant through the PSUs shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any applicable laws or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

17.	Choice of Law and Venue.
The PSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

18.	Severability.
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.	Language.
If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.	Waiver.
Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

21.	Acknowledgement of Availability of Plan Prospectus.
Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:
[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]
Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.

22.	Acknowledgement & Acceptance within 120 Days.
This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the PSUs within 120 days of the Grant Date may result in cancellation of the PSUs.

Signed for and on behalf of the Company:

__________________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933